SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the  Securities Exchange Act of 1934

(Amendment No.            )

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HealtheTech, Inc.

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HEALTHETECH, INC.

523 Park Point Drive, 3rd Floor

Golden, Colorado 80401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 7, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of HealtheTech, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, May 7, 2003, at 10:00 a.m., local time, at the Company’s principal executive offices located at 523 Park Point Drive, 3rd Floor, Golden, Colorado, for the following purposes:

1.	To elect three Class I directors to hold office until the 2006 Annual Meeting of Stockholders.

2.	To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as independent auditors of the Company for its fiscal year ending December 31, 2003.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 24, 2003. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ DeWayne R. Youngberg
DeWayne R. Youngberg Secretary

Golden, Colorado

April 7, 2003

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

HEALTHETECH, INC.

523 Park Point Drive, 3rd Floor

Golden, Colorado 80401

PROXY STATEMENT

FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

May 7, 2003

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2003 Annual Meeting of Stockholders. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about April 7, 2003, to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 24, 2003, will be entitled to vote at the annual meeting. On this record date, there were 19,615,292 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 24, 2003, your shares were registered directly in your name with HealtheTech’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 24, 2003,your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three Class I directors to hold office until the 2006 Annual Meeting of Stockholders;

•	Ratification of the selection of KPMG LLP by the Audit Committee of the Board of Directors as our independent auditors for its fiscal year ending December 31, 2003.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from HealtheTech. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 24, 2003.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for Class I director and “For” the ratification of the selection of KPMG LLP as our independent auditors for fiscal year ending December 31, 2003. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 523 Park Point Drive, 3rd Floor, Golden, Colorado 80401.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 11, 2003, to our Corporate Secretary at 523 Park Point Drive, 3rd Floor, Golden, Colorado 80401. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify HealtheTech before February 22, 2004, our management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. “Broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which is does have discretionary authority or for which it has received instructions.) Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

•	For the election of Class I directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2 to ratify the selection by our Audit Committee of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you do not vote or “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. On the record date, there were 19,615,292 shares outstanding and entitled to vote. Thus, at least 10,003,798 shares must be represented by votes at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2003.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

The Board of Directors of HealtheTech, Inc. (sometimes referred to as the “Company” or “HealtheTech”) is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board of Directors presently has eight members. There are three directors in the class whose term of office expires in 2003. All but one of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. Mr. Vernon Brunner was elected to serve as a member of the Board of Directors to fill the vacancy created by the resignation of Noel Johnson in February 2003. If elected at the annual meeting, each of these nominees would serve until the 2006 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2006 ANNUAL MEETING

Khalid Al-Mansour, Ph.D.

Khalid Al-Mansour, Ph.D., age 67, has served as a director of our company since June 2001. From 1996 to the present, Mr. Al-Mansour has served as a legal and financial consultant to various public and private companies. Mr. Al-Mansour serves on the Board of Directors of Saudi African Bank, United Bank of Africa, Kingdom Holding Africa, United Communications for Africa, ACTEL Corporation, V-Tech Inc., Landmark Entertainment, Kingdom Entertainment, First African Arabian Insurance, SCOA, Tradescape Inc., AfriVest Infrastructure Fund, First Financial Insurance, Dignity Building Systems, Multimedia Super Corridor and Remote Source Lighting Intl JV. Mr. Al-Mansour holds a B.A. in Philosophy from Howard University and a J.D. from the University of California, Berkeley.

Vernon A. Brunner

Vernon A. Brunner, age 62, has served as a director of our company since February 2003. From 2001 to the present, Mr. Brunner has served as President of Brunner Marketing Solutions, a marketing consulting company specializing in pharmaceutical and consumer product marketing and distribution. Over a period of 38 years, beginning in 1963 and ending in 2001 with his retirement, Mr. Brunner served in various management and officer positions for the Walgreen Co., a drugstore chain, most recently serving as Executive Vice President of Marketing from 1990 to 2001. Mr. Brunner also served on their Board of Directors from 1999-2001. He also serves on the Board of Directors of First MidWest Bancorp, Inc., Natrol, Inc. and Remington Products Co., LLC. Mr. Brunner received his B.A. in Pharmacy from the University of Wisconsin.

Allen M. Krass

Allen M. Krass, age 72, has served as a director of our company since December 1998. Mr. Krass has been a stockholder with the law firm of Gifford, Krass, Groh, Sprinkle, Anderson & Citkowski, P.C. since 1994 where he practices intellectual property law. Prior to entering into private practice, Mr. Krass was a patent attorney for the Research Laboratories Division of Bendix Corporation, a manufacturing conglomerate. Mr. Krass holds a B.S.E. in Electrical Engineering from the University of Michigan and a J.D. from Wayne State University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2004 ANNUAL MEETING

James R. Mault, M.D.

James R. Mault, M.D., age 41, has served as our Chairman of the Board since he co-founded our company in February 1998. Dr. Mault has also served as our Chief Executive Officer since April 2000. Dr. Mault is a board-certified Cardiothoracic surgeon and has served as a consultant to several medical corporations. From July 1997 to December 1999, Dr. Mault served as an Assistant Professor of Cardiothoracic Surgery at the University of Colorado Health Sciences Center and as Chief of Thoracic Surgery Service and Director of the Surgical Intensive Care Unit of the Denver Veterans Affairs Medical Center. Dr. Mault holds a B.S. in Biology and an M.D. from the University of Michigan.

Charles P. Rothstein

Charles P. Rothstein, age 44, has served as a director of our company since July 2000. From 1988 to the present, Mr. Rothstein has served as founder and Senior Managing Director of Beringea LLC, a private equity and investment banking firm that provides privately owned businesses with services in connection with acquisitions, divestitures, joint ventures and corporate financings. He is also a manager of InvestCare Partners, L.P., a venture capital fund specializing in healthcare technologies and Global Rights Fund II, a venture capital fund specializing in media, content and enabling technologies. Mr. Rothstein holds a B.B.A. and an M.B.A. from the University of Michigan.

James W. Dennis

James W. Dennis, age 53, has served as our President and Chief Operating Officer since November 2002. He has also served as a director of our company since October 2002. From 1998 to 2001, Mr. Dennis served as World Wide President for Johnson and Johnson’s Biosense Webster division. From 1996 to 1998, Mr. Dennis was President of the Cardiac Rhythm Management Division for St. Jude Medical. Mr. Dennis also served for four years as President and Chief Executive Officer of Telectronics Pacing Systems, a medical technology company. Prior to that, he served eight years as Vice President of Operations for Nellcor Inc., a medical device company. He received a B.A. in Business Administration and a Master of Business Administration from National University in San Diego, California.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING

Arthur J. Samberg

Arthur J. Samberg, age 62, has served as a director of our company since March 2001. From January 1999 to the present, Mr. Samberg has served as the Chairman of Pequot Capital, a hedge fund, and served as the Chief Executive Officer of Pequot Capital until January 2002. From February 1985 to December 1998, Mr. Samberg was President of Dawson-Samberg Capital Management, an investment advisory firm. Mr. Samberg holds an S.B. in Aero and Astronautics from Massachusetts Institute of Technology, an M.S. in Aero and Astronautics from Stanford University and an M.B.A. from Columbia University.

Robert I. Theis

Robert I. Theis, age 42, has served as a director of our company since July 2000. Since July 2000, Mr. Theis has served as a General Partner with Doll Capital Management, a venture capital firm committed to funding early-stage technology companies. Prior to joining Doll Capital Management, Mr. Theis was Executive Vice President and Chief Marketing Officer of New Era of Networks, Inc., a supplier of Internet infrastructure software and services, from September 1996 to July 2000. Prior to joining New Era of Networks, Mr. Theis spent over ten years at Sun Microsystems, Inc., a provider of network computing products and services, in a variety of senior management roles, including Managing Director, Worldwide Financial Services Industry Group. Prior to Sun Microsystems, Mr. Theis served in management roles at Silicon Graphics, Inc., a provider of high- performance computing products and services, and McDonnell Douglas Corporation, a company that, with its divisions and subsidiaries, operates principally in four industry segments, including military aircraft; missiles, space and electronic systems; commercial aircraft; and financial services. Mr. Theis holds a B.S. in Economics and Computer Science from the University of Pittsburgh.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended December 31, 2002, the Board of Directors held 19 meetings and acted by unanimous written consent seven times. The Board of Directors currently has an Audit Committee and a Compensation Committee.

The Company’s Audit Committee oversees the corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed non-permissible audit services; monitors the rotation of partners of the independent auditors on the Company engagement team as required by law; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements. The Audit Committee consists of three outside directors: Messrs. Al-Mansour, Rothstein and Theis. It met six times during such fiscal year and did not act by unanimous written consent. All members of the Audit Committee are independent, as defined in Rule 4200(a)(14) of the NASD listing standards. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A to these proxy materials.

The Compensation Committee reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; and administers the Company’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. Two non-employee directors comprise the Compensation Committee: Messrs. Rothstein and Theis. It met three times during such fiscal year and acted by unanimous written consent two times.

During the fiscal year ended December 31, 2002, all Directors except Messrs. Al-Mansour and Samberg attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they served as a director or committee member, respectively.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee is composed of independent directors, and acts under a written charter first adopted and approved by the Board of directors in 2002. Each of the members of the Audit Committee is independent as that term is defined in the listing standards for the Nasdaq National Market relating to audit committees. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and HealtheTech, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 and matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) and considered the compatibility of any non-audit services with the auditors’ independence.

On October 18, 2002 and December 11, 2002, the Audit Committee met with representatives of management, including the Company’s general counsel and the Company’s independent auditors to discuss the provisions of the recently enacted Sarbanes-Oxley Act of 2002. During these meetings, the Audit Committee furthered its understanding of the provisions of the Sarbanes-Oxley Act of 2002. The Audit Committee also reviewed processes that already are in place, as well as those that will be implemented to comply with the requirements of the Sarbanes-Oxley Act of 2002 as they become effective.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting. The Audit Committee held six meetings during 2002.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of KPMG LLP as HealtheTech’s independent auditors for the year ending December 31, 2003.

AUDIT COMMITTEE

Khalid Al-Mansour

Charles P. Rothstein

Robert I. Theis

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent auditors. However, the Audit Committee of the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

AUDITORS’ FEES

AUDIT FEES.    The aggregate fees billed by KPMG LLP for the audit of the Company’s financial statements for the fiscal year ended December 31, 2002 and for the review of the Company’s interim financial statements was $112,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES    During the fiscal year ended December 31, 2002, the Company did not incur any fees for information technology consulting services from KPMG LLP.

ALL OTHER FEES.    During fiscal year ended December 31, 2002, the aggregate fees billed by KPMG LLP for professional services exclusive of the fees disclosed above relating to financial statement audit services were $481,125. These other services consisted of the following:

Services related to the Company’s registration statements on Form S-1 and Form S-8	$470,000
Tax matters	10,500
Consultations and other	1,990

$482,490

The Audit Committee has determined the rendering of all other non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers as of March 24, 2003:

Name	Age	Executive Position
James R. Mault, M.D.	41	Chairman of the Board and Chief Executive Officer
James W. Dennis	53	President and Chief Operating Officer
Alexander MacPherson	46	General Manager and Chief Marketing Officer
Noel L. Johnson, Ph.D.	45	Chief Technology Officer
Stephen E. Webb	54	Chief Financial Officer
Kamal Hamid	42	Vice President, Investor Relations and Strategic Planning
Jay T. Kearney, Ph.D.	58	Vice President, Clinical Affairs
DeWayne R. Youngberg	40	Vice President, General Counsel and Secretary
Michael Jaroch	58	Vice President, Human Resources

See “Proposal 1—Election of Directors” for the biographies of Dr. Mault and Mr. Dennis.

Alexander “Sandy” MacPherson has served as our General Manager and Chief Marketing Officer since March 2003. Prior to joining us, Mr. MacPherson served as an independent consultant providing marketing and management advice to clients in various industries. From 1989 to 2001, Mr. MacPherson served in a number of senior positions with Mead Johnson Nutritionals, a manufacturer and marketer of consumer and medical nutritional products, including as General Manager, Senior Vice President Mead Johnson U.S from 1999-2001, Senior Vice President, Marketing and Global New Products from 1998-1999 and Vice President, Marketing from 1995-1998. Prior to joining Mead Johnson, Mr. MacPherson spent over eight years with Labatt Breweries of Canada serving in various senior marketing positions including Marketing Manager, Senior Brand Manager and National Brand Manager. Mr. MacPherson holds a B.S. and an M.B.A. from the University of Western Ontario.

Noel L. Johnson, Ph.D., has served as our Chief Technology Officer since November 2002. Prior to that, he served as our Chief Operating Officer and as President. Dr. Johnson has also served on our Board of Directors from July 2000 to October 2002. Prior to joining us, Dr. Johnson managed calorimetry systems research and development for the Hospital Products division of Abbott Laboratories, a medical science and healthcare company, from October 1996 to May 1999. From May 1994 to September 1996, Dr. Johnson managed new business development for the Critical Care Products division of Abbott Laboratories. For over seven years, Dr. Johnson managed research and development for hospital medical products at Abbott Laboratories. Dr. Johnson holds a B.S. in Electrical Engineering and Computer Science from the University of California, Berkeley and a Masters and Ph.D. in Biomedical Engineering from the University of Virginia.

Stephen E. Webb has served as our Chief Financial Officer since February 2002. Prior to joining us, Mr. Webb served as Senior Vice President and Chief Financial Officer for New Era of Networks, Inc., an enterprise software company, from December 1996 until its acquisition by Sybase, Inc., another enterprise software company, in April 2001. Prior to joining New Era of Networks, Mr. Webb served as Executive Vice President and Chief Financial Officer of Telectronics Pacing Systems, Inc., a medical device company, which was later acquired by St. Jude Medical, a cardiovascular device company, from April 1994 to December 1996. Mr. Webb also served in a number of senior financial positions at Hewlett Packard, a provider of business and consumer products, technologies, solutions and services. Mr. Webb holds a B.A. in Psychology from Stanford University and an M.B.A. from Harvard Business School.

Kamal Hamid has served as our Vice President, Investor Relations and Strategic Planning since February 2002. From November 2000 to February 2002, Mr. Hamid served as our Chief Financial Officer. Prior to joining us, Mr. Hamid served as Senior Vice President of Business Development at The OnHealth Network Company, a former online health information provider that was later acquired by WebMD, another online health information provider, from January 2000 to October 2000. Prior to joining WebMD, Mr. Hamid was a Senior Vice President of Equity Research at Tucker Anthony Cleary Gull, an investment banking firm, from June 1999 to

December 1999 and Senior Vice President of Equity Research for Hanifen, Imhoff Inc., also an investment banking firm, from September 1997 to May 1999. Mr. Hamid holds a B.S. and a B.A. in Real Estate and Construction Management and an M.B.A. from the University of Denver.

Jay T. Kearney, Ph.D. has served as our Vice President, Clinical Affairs since September 2000. Prior to joining us, Dr. Kearney served as a Senior Sports Physiologist at the United States Olympic Training Center in Colorado Springs from August 1986 to September 2000. During his time at the Olympic Training Center, Mr. Kearney served as the Director of the Sports Science and Technology Division and Head of the Sports Physiology Department. From 1974 to 1986, Mr. Kearney served as a Professor in the Department of Health and Physical Education at the University of Kentucky. Dr. Kearney holds a B.S. in Physical Education and Biological Sciences from SUNY Brockport and a Masters and a Ph.D. in Exercise Physiology from the University of Maryland.

DeWayne R. Youngberg has served as our Vice President, General Counsel and Secretary since July 2002. Prior to joining us, Mr. Youngberg practiced corporate and securities law at the law firm of Cooley Godward LLP in their Colorado offices from August 2000 to June 2002. From November 1998 to June 2000, Mr. Youngberg served as General Counsel to a privately held company. Mr. Youngberg also served as Corporate Counsel and subsequently Director of Business Development at Motorola, Inc., an electronic and communications provider, from October 1995 to October 1998. Prior to that, he practiced law at the law firms of Kirkland & Ellis in Chicago and Willkie Farr & Gallagher in New York City. Mr. Youngberg was awarded his J.D. with High Distinction from The University of Iowa College of Law and served as a law clerk to the Honorable Andrew G.T. Moore II of the Supreme Court of the State of Delaware. Mr. Youngberg holds a B.A. from the University of Iowa. Mr. Youngberg is admitted to practice law in New York, Illinois and Colorado.

Michael Jaroch has served as our Vice President of Human Resources since July 2002. From March 2002 to July 2002, he served as our Executive Director of Human Resources. Mr. Jaroch has more than 30 years of business and leadership experience in human resources, including management, acquisition integration, executive selection and coaching, high-growth staffing, and organization development. Prior to joining HealtheTech, Mr. Jaroch operated the independent consulting firm MEJ & Associates from June 2000 to March 2002. From September 1999 to June 2002, Mr. Jaroch served as the Vice President Human Resources/Administration for Exant, Inc, a telecommunications company. From April 1996 to September 1999, Mr. Jaroch served as Senior Vice President of Human Resources for New Era of Networks. In addition, Mr. Jaroch held senior-level human resources positions at Lockheed-Martin, an aerospace and defense contractor, and Baxter Healthcare, a medical products company. Mr. Jaroch earned his M.B.A. from Lake Forest Graduate School of Management and a B.S from Northern Illinois University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 17, 2003, by: (i) each director and nominee for director; (ii) each of the current and former executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o HealtheTech, Inc., 523 Park Point Drive, 3rd Floor, Golden, Colorado 80401.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% stockholders:
Entities and Individuals Affiliated with J. & W. Seligman & Co. Incorporated(2)	1,242,930	6.34%
Joseph Samberg(3)	1,802,191	9.19%
Kingdon Capital Management, LLC(4)	1,416,667	7.22%
Named Executive Officers:
Kamal Hamid(5)	119,970	*
Noel L. Johnson(6)	1,261,995	6.26%
Jay T. Kearney(7)	67,546	*
James R. Mault(8)	3,240,830	16.05%
Scott Meyer(9)	20,000	*
Mark B. Mondry	59,166	*
Stephen E. Webb(10)	172,781	*
Directors and Nominee Directors:
Khalid Al-Mansour(11)	29,305	*
Vernon A. Brunner(12)	75,000	*
James W. Dennis(13)	76,000	*
Allen M. Krass(14)	722,133	3.68%
Charles P. Rothstein(15)	564,443	2.88%
Arthur J. Samberg(16)	539,221	2.75%
Robert I. Theis(17)	44,814	*
All executive officers and directors as a group (14 persons)(18)	7,022,579	32.81%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 19,615,292 shares outstanding on March 17, 2003, adjusted as required by rules promulgated by the SEC.

(2)	Pursuant to a Schedule 13G filed with the SEC, represents 1,242,010 shares held by J. & W. Seligman & Co. Incorporated (“JWS”), as investment adviser for Seligman Communications & Information Fund, Inc. (“SCIF”), of which 1,100,000 shares are held by SCIF. William C. Morris, as the owner of a majority of the outstanding voting shares of JWS, may be deemed to beneficially own the shares reported by JWS. The address of JWC, SCIF and Mr. Morris is 100 Park Avenue, New York, New York 10017.

(3)	Includes 440,485 shares held by Sandra Samberg, Mr. Samberg’s spouse, 401,048 shares held by Mr. Samberg as co-trustee of his minor children’s trusts and 266,666 shares held by Campfire Family, LLC, of which Mr. Samberg is one of three direct beneficiaries. Mr. Samberg disclaims beneficial ownership of any shares held by Sandra Samberg, held in his minor children’s trusts and held by Campfire Family, LLC, except to the extent of his pecuniary interest therein. Mr. Samberg’s address is JDS Capital Management, 780 Third Avenue, New York, New York 10017.

(4)	The address of Kingdon Capital Management, LLC, is 152 West 57th Street, New York, New York 10019.

(5)	Includes options to purchase 113,887 shares exercisable within 60 days of March 17, 2003.

(6)	Includes 333,333 shares held in the Johnson Family 2002 Irrevocable Trust, 356,191 shares held in the Johnson Family Living Trust Dated June 17, 2000, 40,472 shares held by Dr. Johnson as custodian of his children and options to purchase 531,999 shares exercisable within 60 days of March 17, 2003.

(7)	Consists of options to purchase 67,546 shares exercisable within 60 days of March 17, 2003.

(8)	Includes 22,854 shares held by Dr. Mault as trustee of his minor children’s trusts, 1,066,666 shares held in the James R. Mault Grantor Retained Annuity Trust I and options to purchase 574,167 shares exercisable within 60 days of March 17, 2003.

(9)	Consists of an option to purchase 20,000 shares and, if not exercised, will expire on March 31, 2003.

(10)	Includes options to purchase 148,892 shares exercisable within 60 days of March 17, 2003.

(11)	Consists of options to purchase 29,305 shares exercisable within 60 days of March 17, 2003.

(12)	Consists of a warrant to purchase up to 75,000 shares exercisable within 60 days of March 17, 2003.

(13)	Consists of a warrant to purchase up to 76,000 shares exercisable within 60 days of March 17, 2003.

(14)	Includes 60,800 shares held by Mr. Krass as co-trustee of his minor grandchildren’s trusts and options to purchase 13,333 shares exercisable within 60 days of March 17, 2003.

(15)	Includes options to purchase 13,333 shares exercisable within 60 days of March 17, 2003, and 551,110 shares held by InvestCare Partners Limited Partnership (“InvestCare”), which is managed by GMA Capital, LLC, of which Mr. Rothstein is the managing director. Mr. Rothstein disclaims beneficial ownership of the shares held by InvestCare, except to the extent of his pecuniary interest in GMA Capital, LLC.

(16)	Includes options to purchase 13,333 shares exercisable within 60 days of March 17, 2003.

(17)	Consists of options to purchase 44,814 shares exercisable within 60 days of March 17, 2003.

(18)	Includes options to purchase 1,639,150 shares exercisable within 60 days of March 17, 2003, and an aggregate of 151,000 shares exercisable pursuant to fully exercisable warrants.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that an initial report of ownership was filed late by Mr. Dennis.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

Beginning in 2003, each non-employee Director of the Company will receive an annual retainer of $6,000 for serving on our Board and an additional annual retainer of $1,000 for service on any Board committee, each payable in quarterly installments. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

1998 Stock Plan

Upon the consummation of our initial public offering, non-employee directors of the Company were granted discretionary non-statutory stock options for their services to the Company under the Company’s 1998 Stock Plan (which shall be referred to as the “1998 Plan”). Following the close of our initial public offering, our Board decided not to grant any additional awards under the 1998 Plan.

The exercise price of options granted to non-employee directors under our 1998 Plan was not less than 100% of fair market value of our common stock and the term of these options shall not exceed 10 years. Any outstanding option granted to a non-employee director would terminate before the end of its 10-year term if the person ceases to be a director.

Our 1998 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each stock purchase right and option. If the outstanding stock purchase rights or options are not assumed or substituted, the administrator may provide that they become fully exercisable before termination.

2002 Director Option Plan

Our Board of Directors adopted the 2002 Director Option Plan (which will be referred to as the “Director Plan”) in April 2002, and the stockholders approved the Director Plan in June 2002. The Director Plan provides for the periodic grant of nonstatutory stock options to our non-employee directors.

All grants of options to our non-employee directors under the Director Plan are automatic. We will grant each non-employee director an option to purchase 25,000 shares when such person first becomes a non-employee director, except for those directors who become non-employee directors by ceasing to be employee directors. All non-employee directors will receive an option to purchase 10,000 shares, as well as an option for an additional 5,000 shares for each board committee upon which the non-employee director serves, on the date of our annual stockholder’s meeting each year. Options granted to non-employee directors under the Director Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

All options granted under our Director Plan have a term of ten years and an exercise price equal to fair market value on the date of grant. Each option to purchase 25,000 shares becomes exercisable as to 25% of the shares subject to the option on each anniversary of its date of grant provided the non-employee director remains a director on such dates. Each option to purchase 10,000 shares or 5,000 shares becomes exercisable as to 100% of the shares subject to the option on the anniversary of its date of grant provided the non-employee director remains a director on such date. If a non-employee director is nominated for re-election but is not re-elected to the Board, any unvested portion of that director’s options will become immediately exercisable.

After termination as a non-employee director with us, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of 3 months. However, an option may never be exercised later than the expiration of its term.

A non-employee director may not transfer options granted under the Director Plan other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

In the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option. If such assumption or substitution occurs, the options will continue to be exercisable according to the same terms as before the merger or sale of assets. If the outstanding options are not assumed or substituted for, our Board will notify each non-employee director that he or she has the right to exercise the option as to all shares subject to the option for a period of 30 days following the date of the notice. The option will terminate upon the expiration of the 30-day period.

Unless terminated sooner, the Director Plan will automatically terminate in 2012. Our Board of directors has the authority to amend, alter, suspend, or discontinue the Director Plan, but no such action may adversely affect any grant made under it.

2002 Fiscal Year Director Compensation

During the last fiscal year, the Company granted one option under the Director Plan covering 25,000 shares to a new non-employee director of the Company, James W. Dennis, at an exercise price per share of $4.20 per share which was 100% of the fair market value of such common stock on the date of grant based on the closing sales price reported on the Nasdaq National Market for such date of grant. In addition, prior to the effectiveness of the Director Plan, an aggregate of 193,328 shares were granted under the 1998 Plan to non-employee directors of the Company prior to the consummation of our initial public offering at exercise prices of $7.50 per share. The exercise prices of these grants represented 100% of the fair market value of such common stock on the dates of grant as determined by the Board of Directors. In December 2002, a former non-employee director of the Company exercised an option to purchase 33,333 shares, at an exercise price of $2.25 per share, granted to him as a director under the 1998 Plan.

On September 7, 2002, James W. Dennis was issued a fully exercisable warrant to purchase up to 76,000 shares, at exercise prices of between $7.50 and $10.00 per shares. If not exercised, 40,000 shares expire on September 6, 2004 and the remaining 36,000 shares expire on September 6, 2005. Mr. Dennis was issued this warrant for services provided to the Company prior to his being appointed as a director of the Company.

On December 11, 2002, Vernon A. Brunner was issued a fully exercisable warrant to purchase up to 75,000 shares, at exercise prices of between $10.00 and $20.00 per share. If not exercised, 25,000 shares expire on each of December 11, 2003, 2004 and 2005, respectively. The Company issued this warrant to Mr. Brunner in connection with services he rendered to the Company prior to his being appointed as a director of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended December 31, 2001 and 2002, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer, its other four most highly compensated executive officers at December 31, 2002, and two former executive officers who departed from the Company during fiscal year 2002 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year(1)	Salary ($)		Bonus ($)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)
Dr. James R. Mault(3) Chairman and Chief Executive Officer	2002 2001		$251,923 249,359	$62,500 0	$0 0	320,833 0	$0 0

Dr. Noel L. Johnson(4) Chief Technology Officer	2002 2001		$204,629 199,503	$50,000 12,500	$0 0	211,166 0	$0 0

Stephen E. Webb(5) Chief Financial Officer	2002 2001		$178,462 0	$2,500 0	$0 0	303,391 0	$0 0

Kamal Hamid(6) Vice President, Investor Relations and Strategic Planning	2002 2001	$ $	178,231 179,539	$2,500 0	$0 0	90,887 0	$0 0

Jay T. Kearney(7) Vice President, Clinical Affairs	2002 2001		$155,961 135,231	$2,500 0	$0 0	89,772 0	$0 0

Scott K. Meyer Former Chief Marketing Officer	2002 2001		$147,692 0	$0 0	$0 0	160,000 0	$115,239 0	(8)

Mark B. Mondry Former Vice President, General Counsel	2002 2001		$90,000 179,705	$0 0	$0 0	79,999 0	$112,399 0	(9)

(1)	As permitted by rules promulgated by the SEC, no amounts are shown for fiscal year 2000.

(2)	As permitted by rules promulgated by the SEC, no amounts are shown with respect to certain “perquisites,” where such amounts do not exceed the lesser of 10% of bonus plus salary or $50,000.

(3)	A $60,000 cash bonus was paid to Dr. Mault in 2002 for his performance during fiscal 2001 and a $2,500 cash bonus was paid to Dr. Mault in February 2003 for his performance during 2002. In 2003, Dr. Mault was granted an option to purchase 47,500 shares at an exercise price of $2.55 per share under our 2002 Stock Plan for his performance in 2002.

(4)	A $35,000 cash bonus was paid to Dr. Johnson in 2002 for his performance during fiscal 2001 and a $12,500 bonus was paid to Dr. Johnson in 2002 in connection with our obtaining FDA 510(k) clearance on one of our devices. A $2,500 cash bonus was paid to Dr. Johnson in February 2003 for his performance during 2002. In 2003, Dr. Johnson was granted an option to purchase 47,500 shares at an exercise price of $2.55 per share under our 2002 Stock Plan for his performance in 2002.

(5)	A $2,500 cash bonus was paid to Mr. Webb in February 2003 for his performance during 2002. In 2003, Mr. Webb was granted an option to purchase 36,370 shares at an exercise price of $2.55 per share under our 2002 Stock Plan for his performance in 2002.

(6)	A $2,500 cash bonus was paid to Mr. Hamid in February 2003 for his performance during 2002. In 2003, Mr. Hamid was granted an option to purchase 34,887 shares at an exercise price of $2.55 per share under our 2002 Stock Plan for his performance in 2002.

(7)	A $2,500 cash bonus was paid to Mr. Kearney in February 2003 for his performance during 2002. In 2003, Mr. Kearney was granted an option to purchase 25,756 shares at an exercise price of $2.55 per share under our 2002 Stock Plan for his performance in 2002.

(8)	Mr. Meyer’s employment with us terminated as of December 31, 2002. Mr. Meyer received $10,210.03 in relocation expense in connection with his employment and $5,028.85 in vacation pay-out in connection with his termination of employment. Pursuant to the terms of a separation agreement and release, Mr. Meyer received a severance payment in the amount of $100,000, which equals twenty-six weeks of his base salary. (See “Employment, Severance and Change of Control Agreement” below).

(9)	Mr. Mondry’s employment with us terminated as of June 28, 2002. Mr. Mondry received $103,846.20 in severance and $8,552.60 in vacation pay-out in connection with this termination of employment. (See “Employment, Severance and Change of Control Agreement” below).

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers under its 1998 Stock Plan (the “1998 Plan”) and its 2002 Stock Plan (the “2002 Stock Plan”, collectively with the 1998 Plan, the “Incentive Plans”). As of December 31, 2002, options to purchase 4,483,180 shares were outstanding under the Incentive Plans and options to purchase 2,534,887 shares remained available for grant.

The following tables show for the fiscal year ended December 31, 2002, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

Option Grants in Fiscal 2002

Name	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
	Number of Securities Underlying Options Granted (#)(2)		Percentage of Total Options Granted to Employees in Fiscal 2002(3)	Exercise Price ($/Sh)

						Expiration Date		5% ($)		10% ($)
Dr. James R. Mault	213,333 60,000	(5)	8.96%	$ $	2.888 6.050	01/22/07 07/31/07	(4) (4)	$ $	209,535 123,455	$ $	475,363 280,077

Dr. Noel L. Johnson	173,333 40,000	(5)	6.99%	$ $	2.625 6.050	01/22/12 07/31/12		$ $	286,147 152,193	$ $	725,151 385,686

Stephen E. Webb	151,941 66,720 48,000	(5)	8.74%	$ $ $	7.500 7.500 6.050	04/03/12 07/10/12 07/31/12		$ $ $	716,662 314,699 182,631	$ $ $	1,816,161 797,509 462,823

Kamal Hamid	36,000 20,000	(5)	1.84%	$ $	7.500 6.050	07/10/12 07/31/12		$ $	169,802 76,096	$ $	430,310 192,843

Jay T. Kearney	20,000 44,016		2.10%	$ $	2.625 7.500	01/22/12 07/10/12		$ $	33,017 207,611	$ $	83,671 526,126

Scott K. Meyer	160,000	(6)	5.25%		$7.500	04/23/12			$754,674		$1,912,491

Mark B. Mondry	33,333	(7)	1.09%		$2.625	01/22/12			$55,027		$139,451

(1)	The potential realizable value is based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s common stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.
(2)	Unless otherwise noted, options were granted under the 1998 Plan and vest over a four-year period, 25% after one year and in equal monthly installments thereafter for 36 months until fully vested. The options will fully vest upon a change of control, as defined in the Company’s Incentive Plans, unless the acquiring company assumes the options or substitutes similar options.
(3)	Based on options to purchase 3,050,146 shares granted in 2002.
(4)	Dr. Mault’s options have a term of five years.
(5)	These options were granted under the 2002 Stock Plan as awards relating to such person’s individual participation in the initial public offering process and are fully vested and immediately exercisable.
(6)	Upon Mr. Meyer’s termination with the Company, 20,000 shares under this stock option grant were accelerated and, if not exercised, will expire on March 31, 2003. The remaining 140,000 shares have lapsed and are no longer exercisable.
(7)	Upon Mr. Mondry’s termination with the Company, 29,352 of his options were accelerated and, in September 2002, Mr. Mondry exercised his vested shares. All remaining shares under stock options granted to Mr. Mondry have lapsed and are no longer exercisable.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)		Number of Securities Underlying Unexercised Options at FY-End (#)(1)		Value of Unexercised In-the-Money Options at December 31, 2002 ($)(2)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. James R. Mault	—	—		448,888	224,445	$1,800,885	$768,341
Dr. Noel L. Johnson	—	—		440,000	173,333	$2,095,600	$628,332
Stephen E. Webb	—	—		48,000	218,661	$9,600	$0
Kamal Hamid	—	—		61,666	74,334	$155,039	$138,961
Jay T. Kearney	—	—		25,000	65,682	$90,625	$78,539
Scott K. Meyer(3)	—	—		20,000	140,000	$0	$0
Mark B. Mondry	59,166	$114,828	(4)	0	0	$0	$0

1	Includes both “in-the-money” and “out-of-the-money” options. “In-the-money” options are options with exercise prices below the market price of the Company’s common stock at December 31, 2002.

2	Value is based on the fair market value of the Company’s common stock at December 31, 2002 ($6.25) with respect to in-the-money options, minus the exercise price of the options.

3	Under Mr. Meyer’s termination with the Company, 20,000 shares were accelerated and, if not exercised, will expire on March 31, 2003. The 140,000 shares have lapsed and are no longer exercisable.

4	Based on the fair market value of the underlying shares on the date of exercise less the exercise price of $4.27 per share.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2002.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	4,508,180	$4.44	3,643,2201
Equity compensation plans not approved by security holders(2)	2,438,169	$15.51	N/A

Total	6,9465,349		3,643,220

1	Includes 933,333 shares authorized for issuance under our Employee Stock Purchase Plan, under which no shares were issued and outstanding as of December 31, 2002. Each of the 2002 Stock Plan, the 2002 Directors Option Plan and the Employee Stock Purchase Plan contain evergreen provisions that automatically provides an annual increase in the number of securities available for issuance under each plan as of January 1st of each year.

The 2002 Stock Plan provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, beginning with our fiscal year 2003, equal to the lesser of (a) 5% of the outstanding shares of common stock on the first day of our fiscal year, (b) 1,200,000 shares, or (c) an amount our board may determine.

The 2002 Directors Option Plan provides for an annual increases in the number of shares available for issuance under it on the first day of each fiscal year, beginning with our fiscal year 2003, equal to the lesser of the number of shares granted pursuant to options under the this plan in the prior fiscal year, or an amount determined by our board.

The Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance on the first day of each fiscal year, beginning with our fiscal year 2003, equal to the lesser of (a) 2% of the outstanding shares of common stock on the first day of our fiscal year, (b) 533,333 shares, or (c) an amount our board may determine.

2	In May 2002, pursuant to a strategic alliance agreement, we issued a fully vested warrant to purchase 1,942,200 shares of common stock. Twenty percent of the warrant will be exercisable in full or in part in each of September 2002, December 2002, March 2003 and June 2003. Ten percent of the warrant will be exercisable in full or in part in each of September 2003 and December 2003. The warrant will terminate on December 31, 2003.

In September 2002, we issued a fully vested warrant to James Dennis, who later was appointed to serve as our president and chief operating officer, to purchase an aggregate of 76,000 shares of common stock, of which 40,000 shares are exercisable at an exercise price of $7.50 per share expiring on September 26, 2004, and the remaining 36,000 shares are exercisable at an exercise price of $10.00 per share expiring on September 26, 2005.

In December 2002, we issued four fully vested warrants to consultants to purchase an aggregate of 400,000 shares of common stock, of which 150,000 shares are exercisable at an exercise price of $10.00 per share expiring December 11, 2003, 150,000 shares are exercisable at an exercise price of $15.00 per share expiring December 11, 2004 and 100,000 shares are exercisable at an exercise price of $20.00 expiring December 11, 2005.

In December 2002, we issued a warrant to purchase 625,000 shares of common stock at prices ranging from $15.00 to $50.00 per share to a consultant for services based upon the acquisition of or introduction into certain distribution channels for its health monitoring products. The warrants become exercisable upon the occurrence of seven defined events. As of December 31, 2002, the condition for one event was met granting the consultant the right to purchase up to 225,000 shares of common stock at an exercise price of $15.00 per share expiring December 11, 2003.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

In April 2002, we entered into a change of control agreement with Kamal Hamid that entitles him to accelerated vesting of all stock options and shares of restricted stock upon involuntary termination of employment with the company within eighteen months of a change of control of the company. Under the change of control agreement, Mr. Hamid is also entitled to one year’s severance pay and benefits following such involuntary termination.

In May 2002, we entered into a separation agreement with Mark Mondry, our former Vice President and General Counsel, in connection with his resignation, which became effective on June 28, 2002. Pursuant to the terms of the separation agreement, Mr. Mondry received a severance payment of approximately $104,000 and accelerated vesting on options to purchase 29,352 shares of our common stock, in exchange for a release of all claims by Mr. Mondry and his continued service to us through the initial public offering.

In July 2002, we entered into an employment offer letter with DeWayne R. Youngberg providing that his employment with us is at will and may be terminated at any time with or without cause. In addition, Mr. Youngberg also executed a change of control agreement, which entitles him to accelerated vesting of all stock options and shares of restricted stock upon involuntary termination of employment with the company within eighteen months of a change of control of the Company. Under the change of control agreement, Mr. Youngberg is also entitled to one year’s severance pay and benefits following such involuntary termination.

On September 13, 2002, we entered into a new Employment Agreement with James R. Mault, M.D., our Chairman and Chief Executive Officer. The agreement provides for an annual base salary of $250,000 and eligibility to receive an annual bonus pursuant to our Performance Management & Annual Bonus Plan equal to 40% of his base salary based upon the Company’s achievement of certain performance targets set forth under such plan. Upon termination by Dr. Mault for good reason, he is entitled to receive the greater of his base salary for a period of 24 months or $400,000, a lump-sum payment equal to 100% of his target bonus for the year of termination, immediate vesting of all stock options and continuation of his group health coverage for a period not to exceed 24 months. Upon a termination due to Dr. Mault’s disability, he is entitled to receive the greater of 12 months severance or $400,000, a lump-sum payment equal to 100% of his target bonus for the year of termination and the immediate vesting of options that would have been vested during the twelve-month period following such termination. Upon change of control, Dr. Mault is entitled to receive the greater of 12 months severance or $400,000, a lump-sum payment equal to 100% of his target bonus for the year of termination and continued health coverage for 12 months for such date of termination.

Scott K. Meyer and the Company entered into a Separation Agreement, dated November 5, 2002. Pursuant to the terms of the separation agreement, Mr. Meyer received a severance payment in the amount of $100,000 which equals twenty-six (26) weeks of his current base salary and accelerated vesting on options to purchase 20,000 shares of our common stock, in exchange for a release of all claims by Mr. Meyer.

On February 22, 2003, we entered into an employment offer letter with Alexander MacPherson providing that his employment with us may be terminated at any time with or without cause. Mr. MacPhersons’ employment offer letter provided that he be granted an option to purchase 200,000 shares of our common stock pursuant to our 2002 Stock Plan. Upon termination of Mr. MacPherson for other than “cause” he is entitled to receive his base salary for a period of 12 months, the average of his most recent two years’ bonuses, each in accordance with our standard payroll policies, and continuation of his group health coverage for the same period. Mr. MacPherson is subject to confidentiality and invention assignment requirements under his employment offer letter. In March 2003, we also entered into a change of control agreement with Mr. MacPherson that entitles him to accelerated vesting of all stock options and shares of restricted stock upon involuntary termination of employment with the company within eighteen months of a change of control of the company. Under the change of control agreement, Mr. MacPherson is also entitled to one year’s severance pay and benefits following such involuntary termination.

On March 7, 2003, we entered into an Employment Agreement with Stephen E. Webb, our Chief Financial Officer. The agreement provides for an annual base salary of $225,000 and eligibility to receive an annual bonus pursuant to our Performance Management & Annual Bonus Plan equal to 40% of his base salary based 100% upon the Company’s achievement of certain performance targets set forth under such plan. Upon termination of Mr. Webb for other than “cause”, death or disability he is entitled to receive his base salary for a period of 18 months, in accordance with our standard payroll policies, and continuation of his group health coverage for a period not to exceed 18 months. In addition, the Compensation Committee or the Board may, in its discretion, determine that Mr. Webb should also receive a lump sum payment of all or a portion of his target bonus for the year of termination and immediate vesting on all or a portion of the unvested portion of his stock options. Upon a termination due to Mr. Webb’s death or disability, he is entitled to receive twelve months severance, in accordance with our standard payroll policies, a lump-sum payment equal to 100% of his target bonus for the year of termination, immediate vesting as to the number of shares that would have otherwise vested during the twelve-month period following such termination, and continuation of his group health coverage for a period not to exceed 12 months. Effective upon the consummation of a change of control, Mr. Webb is entitled to immediate vesting of all stock options and shares of restricted stock. Upon termination by Mr. Webb for good reason for a period of 12 months following a change of control, he is entitled to receive his base salary for a period of 18 months, a lump-sum payment equal to 100% of his target bonus for the year of termination and continuation of his group health coverage for a period not to exceed 18 months.

On March 7, 2003, we entered into an Employment Agreement with James W. Dennis, our President and Chief Operating Officer. The agreement provides for an annual base salary of $230,000 and eligibility to receive an annual bonus pursuant to our Performance Management & Annual Bonus Plan equal to 40% of his base salary based 100% upon the Company’s achievement of certain performance targets set forth under such plan. Upon termination of Mr. Dennis for other than “cause”, death or disability he is entitled to receive his base salary for a period of 18 months, in accordance with our standard payroll policies, and continuation of his group health coverage for a period not to exceed 18 months. In addition, the Compensation Committee or the Board may, in its discretion, determine that Mr. Dennis should also receive a lump sum payment of all or a portion of his target bonus for the year of termination and immediate vesting on all or a portion of the unvested portion of his stock options. Upon a termination due to Mr. Dennis’ death or disability, he is entitled to receive twelve months severance, in accordance with our standard payroll policies, a lump-sum payment equal to 100% of his target bonus for the year of termination, immediate vesting as to the number of shares that would have otherwise vested during the twelve-month period following such termination, and continuation of his group health coverage for a period not to exceed 12 months. Effective upon the consummation of a change of control, Mr. Dennis is entitled to immediate vesting of all stock options and shares of restricted stock. Upon termination by Mr. Dennis for good reason for a period of 12 months following a change of control, he is entitled to receive his base salary for a period of 18 months, a lump-sum payment equal to 100% of his target bonus for the year of termination and continuation of his group health coverage for a period not to exceed 18 months.

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(2)

During fiscal 2002, the Compensation Committee of the Board (the “Compensation Committee”) consisted of Messrs. Rothstein and Theis, neither of whom is an officer or an employee of the Company. The Compensation Committee evaluates the performance of the Company’s Chief Executive Officer (“CEO”), reviews the performance of other executive officers and reviews and approves or recommends to the Board general compensation levels, policies and programs.

General Compensation Policy

Compensation  Philosophy. The Compensation Committee believes that the Company’s overall compensation program should relate to creating shareholder value. Accordingly, the compensation program is designed to attract and retain talented executives and technical personnel, to reward achievement of the Company’s short-term and long-term performance goals, to link executive compensation to shareholder interests through equity-based plans, and to recognize and reward individual contributions to operating group and Company-wide performance objectives.

Components of Executive Compensation.    During fiscal 2002, compensation for the Company’s executive officers consisted of base salary, participation in an annual incentive compensation program and longer-term equity incentives. The Compensation Committee believes that the compensation of the CEO and the Company’s other executive officers should be greatly influenced by the Company’s performance. Consistent with this philosophy, a designated portion of the compensation of each executive is contingent upon corporate performance and adjusted where appropriate, based on an executive’s performance against personal performance objectives. The Compensation Committee calibrated each component to a competitive market position based on executive compensation surveys and reports, third party compensation specialists and other relevant information. The Company also offers to its executive officers participation (with all other eligible employees of the Company) in its 401(k) Plan, and certain other benefits available generally to employees of the Company.

Cash-Based Compensation

Base Salary.    The Compensation Committee determines the base salary of the CEO and reviews and approves base salaries for each of the Company’s other executive officers annually in connection with annual performance reviews. In adjusting base salaries, the Compensation Committee examines both qualitative and quantitative factors relating to corporate and individual performance. In many instances, the qualitative factors necessarily involve a subjective assessment by the Compensation Committee. The Compensation Committee neither bases its considerations on any single performance factor nor does it specifically assign relative weights to factors but rather considers a mix of factors and evaluates individual performance against that mix both in absolute terms and in relation to other Company executives. Generally, in approving salary adjustments for executive officers (other than the CEO), the Compensation Committee considers the evaluation and recommendations of the Company’s CEO.

The Compensation Committee reviews an independent survey of compensation of executive officers of other medical device companies to enable it to set base salaries based on each executive officer’s level of responsibility and within the parameters of companies of comparable size in the Company’s industry.

Generally, base salaries paid to executive officers, other than the CEO, for fiscal 2002 were set at levels equal to approximately the average of salaries paid to executives under the independent survey. The base salary for the CEO was set slightly higher than the average under the independent survey. This is consistent with the Compensation Committee’s objective of attracting and retaining executives whose skills and potential rank above the norm.

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

During fiscal 2002, consistent with the principles discussed in the prior paragraph, the Compensation Committee approved an average salary adjustment for executive officers, other than the CEO, of 4.4%. In addition to individual and corporate performance, the factors considered include relative salaries and responsibilities in the Company, factors such as inflation and the competitive environment relative to other medical devise companies, independent survey data, number of years with the Company and anticipated future responsibilities of each individual within the next year.

Annual Incentive Compensation Opportunities.    The Company maintains annual incentive compensation programs to reward all employees for attaining defined performance goals. The programs are designed to attract and motivate employees, and they are closely tied to corporate performance to enhance shareholder value and encourage profit and revenue growth. For all employees, incentive compensation payments are based on Company-wide performance targets, individual performance and the performance of particular operating groups within the Company.

Incentive Bonus Compensation.    In 2002, the Compensation Committee approved an incentive bonus program based on performance results for fiscal 2002, in which all officers, including the CEO, participated. Under the incentive bonus program in 2002, the Compensation Committee set a target bonus for each executive officer of 40% of such executive’s salary based 70% on Company goals and 30% on pre-established and documented personal goals; with the exception of each of the CEO, James R. Mault, M.D. and the Chief Technology Officer, Dr. Noel L. Johnson whose target bonus was based 100% on Company goals. This program determined incentive compensation payments based on the Company’s revenue for 2002. Under the program, it was possible to achieve between 25% and 150% of such executives target bonus based on the Company’s 2002 revenue. In 2002, the Company achieved 87% of its revenue target, which equated to 25% of the Company goal component; however the Compensation Committee limited the payment to $2,500 for each executive officer.

Equity Incentives

The Company utilizes its 1998 Stock Incentive Plan and 2002 Stock Plan (the “Plans”) to further align the interests of stockholders and management by providing executive officers and other employees with a significant economic interest in the long-term appreciation of the Company’s stock. Generally, options under these Plans are granted with exercise prices set at 100% of the fair market value of the underlying stock on the date of grant and have a term of ten years.

Options are generally subject to vesting over forty-eight months which is designed to motivate option holders to achieve stated objectives, thereby aiding the Company’s efforts to maximize revenue and profit together with shareholder value, and to remain with the Company for the long-term. In determining the number of shares subject to an option to be granted to an executive officer, the Compensation Committee takes into account the officer’s position and level of responsibility within the Company, the officer’s existing stock and unvested option holdings, the potential reward to the officer if the stock price appreciates in the public market, and the competitiveness of the officer’s overall compensation arrangements, including stock options, although outstanding performance by an individual may also be taken into consideration. Option grants may also be made to new executives upon commencement of employment and, on occasion, to executives in connection with a significant change in job responsibility. The Compensation Committee may grant options taking into account multiple year periods. Out of a total of 3,050,146 options granted in fiscal 2002, our executive officers received grants for an aggregate of 1,752,025 shares, or approximately 57.4% of the total options granted in fiscal 2002. In 2003, the Compensation Committee approved the grant of options to each of the executive officers under the 2002 Stock Plan for their performance in 2002.

Additional long-term equity incentives are provided through the Employee Stock Purchase Plan in which all eligible employees, including eligible executive officers of the Company, may purchase stock of the Company, subject to specified limits, at 85% of fair market value.

CEO Compensation

The Compensation Committee uses the same procedures described above in setting the salary and equity awards for the compensation package of James R. Mault, M.D., our CEO. Dr. Mault’s compensation package for fiscal 2002 consisted of an annual base salary of $251,923, participation in the Company’s executive incentive compensation program and two stock option grants. Under the executive incentive compensation program, Dr. Mault received an incentive payment of $60,000 for his performance in fiscal 2001 and $2,500 for his performance in fiscal 2002.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The statute containing this law and applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that the present time, it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its National Executive Officers shall be designed to qualify as “performance-based compensation.” The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with Code section 162(m) in the future to the extent consistent with HealtheTech’s best interests.

COMPENSATION COMMITTEE

Charles P. Rothstein

Robert I. Theis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Company’s Compensation Committee consists of Messrs. Rothstein and Theis. None of these individuals is or has been an officer of HealtheTech. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON1

The following graph shows the total stockholder return of an investment of $100 in cash on July 17, 2002 for (i) the Company’s common stock, (ii) the Standards & Poor’s 500 Index (the “S&P 500”), and (iii) the Dow Jones Medical Products Index. All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of the 2002 fiscal year:

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	The S&P 500 Index is calculated using a market cap weighing methodology.

CERTAIN TRANSACTIONS

Our director, Mr. Allen Krass, is a stockholder of the law firm of Gifford, Krass, Groh, Sprinkle, Anderson & Citkowski, P.C. Gifford, Krass has been providing legal services to us related to intellectual property matters since February 1998. We paid legal fees with Gifford, Krass of approximately $770,000 in 2002 and anticipate incurring similar legal fees in 2003.

On May 22, 2002, James R. Mault, M.D., our Chief Executive Officer, assigned certain patent rights and intellectual property, to us. On July 17, 2002, we paid $1.75 million to Dr. Mault, as partial consideration for the sale and assignment of such patent rights to us. In addition, to the extent that we develop cardiac output devices that incorporate technologies covered by the patent rights, we must pay Dr. Mault royalties based on revenues received from the sale of such products, initially at a rate of 3% of revenues and then at declining percentages based on pre-determined sale thresholds, up to a maximum of $6 million.

On July 17, 2002, Dr. Mault exercised a warrant to purchase 266,666 shares of the Company’s common stock at $1.03 per share, with a net value realized (the difference between the exercise price and the fair market value of such shares, based on the closing sales price reported on the Nasdaq National Market for the date of exercise) of $1,725,329.

On September 27, 2002, we entered into a consulting agreement with James W. Dennis, who was later appointed to serve as our President and Chief Operating Officer. Under the terms of this agreement, Mr. Dennis was issued a warrant to purchase an aggregate of 76,000 shares of our common stock, of which 40,000 shares are exercisable at a price per share $7.50 and, if not exercised, expire on September 26, 2004, and the remaining 36,000 shares are exercisable at a price per share of $10.00 per share and, if not exercised, expire on September 26, 2005.

On December 11, 2002, Vernon A. Brunner was issued a fully exercisable warrant to purchase up to 75,000 shares, at exercise prices of between $10.00 and $20.00 per shares. If not exercised, 25,000 shares expire on each of December 11, 2003, 2004 and 2005, respectively. The Company issued this warrant to Mr. Brunner in connection with services he rendered to the Company prior to his being appointed as a director of the Company.

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are HealtheTech’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to HealtheTech, Inc., 523 Park Point Drive, 3rd Floor, Golden, Colorado 80401, Attention: Corporate Secretary. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2002 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ DeWayne R. Youngberg
DeWayne R. Youngberg Secretary

April 7, 2003

A copy of HealtheTech’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2002 is available without charge upon written request to: Corporate Secretary, HealtheTech, Inc., 523 Park Point Drive, 3rd Floor, Golden, Colorado 80401.

APPENDIX A

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

HEALTHETECH, INC.

PURPOSE:

The purpose of the Audit Committee of the Board of Directors of HealtheTech, Inc. (the “Company”) shall be:

•	to provide oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company’s financial reporting process, including the financial reports and other financial information provided by the Company to any governmental or regulating body, the public or other users thereof;

•	to provide the Company’s Board of Directors with the results of its monitoring and recommendations derived therefrom;

•	to nominate to the Board of Directors independent auditors to audit the Company’s financial statements and oversee the activities and independence of the auditors; and

•	to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

The Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three members of the Board of Directors. The members of the Audit Committee will meet the following criteria:

1.	Each member will be an independent director, in accordance with the Nasdaq National Market Audit Committee requirements;

2.	Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq National Market Audit Committee requirements; and

3.	At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

•	Providing oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company’s financial reporting process;

•	Reviewing the management letter from the outside auditors and discussing with management and the outside auditors the quality and adequacy of the Company’s internal controls;

•	Recommending the selection and, where appropriate, replacement of the independent auditors to the Board of Directors;

A-1

•	Reviewing fee arrangements with the independent auditors;

•	Reviewing the independent auditors’ proposed audit scope, approach and independence;

•	Reviewing the performance of the independent auditors, who shall be accountable to the Board of Directors and the Audit Committee;

•	Requesting from the independent auditors a formal written statement delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, and engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

•	Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Discussing with the Company’s independent auditors the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

•	Reviewing with management, before release, the audited financial statements and Management’s Discussion and Analysis in the Company’s Annual Report on Form 10-K;

•	Reviewing with management, prior to filing, the quarterly financial statements and Management’s Discussion and Analysis included in the Company’s Quarterly Reports on Form 10-Q;

•	Providing a report in the Company’s proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e) (3) of Schedule 14A;

•	Reviewing and reassessing the adequacy of its charter annually and determining whether to recommend to the Board of Directors if the Audit Committee charter should be reaffirmed or modified;

•	Review management’s compliance with the Company’s Foreign Corrupt Practices Act Policy;

•	Self-assessment of the Audit Committee’s performance;

•	Recommend procedures for changes in financial and accounting personnel of the Company;

•	Reviewing the Audit Committee’s own structure, processes and membership requirements; and

•	Performing such other duties as may be requested by the Board of Directors.

MEETINGS:

The Audit Committee will meet at least quarterly or more frequently as circumstances dictate. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

The Audit Committee will meet separately with the independent auditors as well as members of the Company’s management as it deems appropriate in order to review the financial controls of the Company.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

Apart from the report prepared pursuant to Item 306 of Regulation S-K and Item 7(e) (3) of Schedule 14A, the Audit Committee will summarize its examinations and recommendations to the Board from time to time as may be appropriate, consistent with the Committee’s charter.

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ANNUAL MEETING OF STOCKHOLDERS OF

HEALTHETECH, INC.

Wednesday, May 7, 2003

Please date, sign and mail

your proxy card in the

envelope provided as

soon as possible.

ê  Please detach and mail in the envelope provided.  ê

☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL

2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

				FOR	AGAINST	ABSTAIN
1. Election of Class I Directors		2.	Proposal to ratify selection by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2003.	☐	☐	☐
	NOMINEES FOR CLASS I DIRECTORS:
☐ FOR ALL NOMINEES	O (01) Khalid Al-Mansour	3.	In accordance with their discretion upon such other matters as may properly come before the meeting and any adjournments thereof.

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O (02) Vernon A. Brunner

☐ FOR ALL EXCEPT (See instructions below)	O (03) Allen M. Krass	WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

		PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

☐

Note:    This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, pleases sign in partnership name by authorized person.

☐

HEALTHETECH, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James R. Mault, M.D. and Stephen E. Webb, jointly or individually, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as directed below, all common shares of beneficial interest, par value $0.001 per share, of HealtheTech, Inc. (the “Company”), that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 7, 2003, or any adjournments thereof, as follows on the reverse side.

(Continued and to be signed on the reverse side)